EXHIBIT 5



                                May 31, 1995



Promus Hotel Corporation
6800 Poplar Avenue, Suite 200
Memphis, TN 38138

     Re:  Common Stock, Par Value $0.10 Per Share of
          Promus Hotel Corporation (the "Common Stock")
          ---------------------------------------------

Ladies and Gentlemen:

          I am General Counsel of the Promus Hotel Corporation. At your request, I have examined the Form S-8 Registration Statement (the
"Registration Statement") which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of Common Stock, par value $0.10 per share (the "Shares"), issuable pursuant to the Company's Savings and Retirement Plan (the "Plan").

          The Plan is a spin-off of The Promus Company Incorporated Savings and Retirement Plan (the "Promus Plan"). Of the Shares being registered,
(a) approximately 301,650 (the "Spin-Off Shares") will be transferred to the Plan from the Promus Plan pursuant to the spin-off of the Plan from the Promus Plan, and (b) approximately 754,150 will be transferred to the Plan from the Promus Plan through an exchange of shares between the Plan and the Promus Plan. Pursuant to such exchange, the Plan will receive Common Stock from the Promus Plan and will transfer to the Promus Plan shares of common stock in The Promus Companies Incorporated. It is expected that such exchange will occur on the eleventh trading day after the spin-off of the Plan from the Promus Plan pursuant to an agreement between the trustees of the Plan and the Promus Plan, respectively.

          The Shares will be issued under the Plan in accordance with the terms of said Plan. I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, I am of the opinion that the Shares have been duly authorized. Upon the spin-off of the Plan from the Promus Plan, the Spin-Off Shares will be validly issued, fully paid and nonassessable. Upon the issuance of the remaining Shares under the terms of the Plan and delivery and payment therefor of consideration set forth in the Delaware General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.



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Promus Hotel Corporation
May 31, 1995
Page 65

          I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

                                   Very truly yours,

                                   /s/ RALPH B. LAKE

                                   Ralph B. Lake
                                   Senior Vice President, Secretary and General
                                   Counsel



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